Exhibit 10.1

LICENSE AGREEMENT

BETWEEN

BIOTIME, INC.

AND

CORNELL UNIVERSITY

FOR

DOCKET NO. D- 4665

DOCKET NO. D- 5302

LICENSE AGREEMENT

This agreement ("Agreement") is made by and between BioTime, Inc., a California corporation having an address at 1301 Harbor Bay Parkway, Alameda CA 94502 ("LICENSEE") and Cornell University (“Cornell”) as represented by its Cornell Center for Technology Enterprise and Commercialization ("CCTEC") at 395 Pine Tree Road, Ithaca, NY 14850.

This Agreement is effective on August 23, 2011 ("Effective Date").

RECITALS

WHEREAS, the inventions disclosed in Disclosure Docket No. D-4665 and D5302 and titled “Methods For Developing Endothelial Cells From Pluripotent Cells And Endothelial Cells Derived” and “Generation and Expansion of Endothelial Cells and Vascular Progenitors from Pluripotent Cells”, respectively ("Inventions"), were made in the course of research at Cornell by Drs. Shahin Rafii, an employee of the Howard Hughes Medical Institute (“HHMI”) and a faculty member at Cornell, and Daylon James, a Cornell employee,  (hereinafter and collectively, the "Inventors") and are covered by Patent Rights as defined below;

WHEREAS, the Inventors are obligated to assign all of their right, title and interest in the Invention to the Cornell Research Foundation, Inc. (“CRF”) or to Cornell or HHMI and have done so. HHMI has assigned its rights in the Invention to Cornell, subject to certain research use license rights retained by HHMI pursuant to the Collaboration Agreement dated September 1, 2005

WHEREAS, CRF has engaged CCTEC to manage Invention, in whole or in part, assigned to it and has fully authorized CCTEC to manage all rights subsisting therein and to enter into any agreement granting such rights to advance the missions of Cornell;

WHEREAS, CCTEC is the officially authorized unit at Cornell to manage Invention and to grant rights subsisting therein for Cornell and CRF;

WHEREAS, LICENSEE entered into a secrecy agreement (Agreement Control No. 2011-63-06976) with CRF or Cornell, effective Nov 12, 2010, for the purpose of evaluating the Invention;

WHEREAS, Cornell desires that the Invention be developed and utilized to the fullest possible extent so that its benefits can be enjoyed by the general public;

WHEREAS, LICENSEE desires to obtain certain rights from Cornell for commercial development, use, and sale of the Invention, and Cornell is willing to grant such rights; and

WHEREAS, LICENSEE understands that Cornell may publish or otherwise disseminate information concerning the Invention and Technology (as defined below) at any time and that LICENSEE is paying consideration hereunder for its early access to the Invention, the associated intellectual property rights and Technology, not continued secrecy therein.

NOW, THEREFORE, the parties agree:

ARTICLE 1.  DEFINITIONS

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

1.1
"Affiliate" means any corporation or other business entity which is bound in writing by LICENSEE to the terms set forth in this Agreement and in which LICENSEE owns or controls, directly or indirectly, at least forty percent (40%)  of the outstanding stock or other voting rights entitled to elect directors, or in which LICENSEE is owned or controlled directly or indirectly by at least forty percent (40%)  of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least forty percent (40%), then an "Affiliate" includes any company in which LICENSEE owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

1.2
"Sublicense" means an agreement into which LICENSEE enters with a third party that is not an Affiliate for the purpose of (i) granting certain rights; (ii) granting an option to certain rights; or (iii) forbearing the exercise of any rights, granted to LICENSEE under this Agreement after Effective Date. "Sublicensee" means a third party with whom LICENSEE enters into a Sublicense.

1.3
"Field" means (1) cell therapy for age- and diabetes-related vascular diseases and cancer only in human therapeutics (2) human cell therapy Combination Products wherein human vascular or vascular forming cells are utilized with other human cell types for the purpose of enhancing the viability of the graft of other human cell types, in human therapeutics (3) cell-based products for the Research Market only and (4) non-cell-based products for the Research Market only.

1.4	"Territory" means worldwide.

1.5
"Term" means the period of time beginning on Effective Date and ending on the later of (i) the expiration date of the longest-lived patent in Patent Rights; or (ii) on a country-by-country basis, the twenty-first (21st) anniversary of the first commercial sale of a Licensed Product.

1.6
"Patent Rights" means CRF's or Cornell’s right in any of the following:  the PCT patent application (serial number PCT/US10/61970, titled " Methods For Developing Endothelial Cells From Pluripotent Cells and Endothelial Cells Derived") and a US provisional patent application to be filed on D5302 disclosing and claiming the Inventions, filed by Inventors and assigned to CRF or Cornell; and continuing applications thereof including divisions, and continuations-in-part (but only to extent the claims thereof are directed to subject matter specifically described in said applications); any patents issuing on said applications including reissues, reexaminations and extensions; and claims of all foreign patent applications, patents, and other intellectual property which are directed to subject matter specifically described in said applications.

1.7
"Technology" means the technical information and know-how relating to the Invention that exists as of the Effective Date and that Cornell or the Inventor provide to LICENSEE prior to the Effective Date and during the Term of this Agreement for the purpose of developing Licensed Product as later defined below.  Technology shall include any tangible materials such as cell lines, transgenic animals and/or vectors and clones that exist as of the Effective Date and that Cornell may provide to LICENSEE during the Term of this Agreement.

1.8
"Research Market" means use by consumers in laboratories of academic, government, industrial, clinical, or other institutions who determine for themselves that they are entitled to purchase and/or use Licensed Products labeled "For Research Use Only - Not for any clinical or therapeutic use in Humans or Animals" or a reasonable equivalent thereto. The Research Market expressly excludes, everywhere in the world, use of Licensed Products for the diagnosis of, or predisposition to, or therapy of a disease state in humans or animals.

1.9
"Licensed Method" means any method that uses Technology, or is claimed in Patent Rights the use of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any pending or issued claim within Patent Rights. For the purpose of this Agreement, LICENSEE agrees that the above definition shall be interpreted as if Cornell or CRF is the sole owner and assignee of Patent Rights.

1.10
"Licensed Product" means any service, composition or product that uses Technology, or is claimed in Patent Rights, or that is produced or enabled by Licensed Method, or the manufacture, use, sale, offer for sale, or importation of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any pending or issued claim within the Patent Rights. For the purpose of this Agreement, LICENSEE agrees that the above definition shall be interpreted as if Cornell or CRF is the sole owner and assignee of Patent Rights.

1.11
"Net Sales" means the total of the gross invoice prices of Licensed Products sold or leased by LICENSEE, Sublicensee, Affiliate or any combination thereof, less the sum of the following actual and customary deductions where applicable and separately listed:  cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (except for value-added and income taxes imposed on the sales of Licensed Product in foreign countries); transportation charges; or credits to customers because of rejections or returns. For purposes of calculating Net Sales, (i) transfers of Licensed Products to a Sublicensee of Licensed Product under this Agreement for end use (but not resale) by the Sublicensee shall be treated as sales by LICENSEE at the list price of LICENSEE in an arm-length transaction, or (ii) transfers of Licensed Products to an Affiliate for resale by the Affiliate shall be treated as sales at [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission], in each case subject to the deductions described in the first sentence of this paragraph.  For the avoidance of doubt, any Licensed Product sold or transferred from LICENSEE to an Affiliate or Sublicensee for which royalties are paid as required by Paragraph 3.1 (d) (iv) or 3.1 (f), respectively, will be subject to a royalty payment only upon sale by the Affiliate or Sublicensee.

1.12
“Patent Costs” means all out-of-pocket expenses for the preparation, filing, prosecution, and maintenance of all United States and foreign patents included in Patent Rights. Patent Costs shall also include reasonable out-of-pocket expenses for patentability opinions, inventorship review and determination, preparation and prosecution of patent application, re-examination, re-issue, interference, opposition activities related to patents or applications in Patent Rights [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission].

1.13
“Combination Product" means any product which is a Licensed Product and contains other product(s) or product component(s) ("Component") that is not an excipient, diluent, adjuvant, buffer, inert carrier material and the like and (i) does not use Invention, Technology or Patent Rights; (ii) the sale, use or import of each by itself does not contribute to or induce the infringement of Patent Rights; (iii) is sold separately by LICENSEE, its Sublicensee or an Affiliate; and (iv) enhances the market price of the final product(s) sold, used or imported by LICENSEE, its Sublicensee, or an Affiliate.

1.14	[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

1.15	[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

1.16
“Valid Patent Claim” shall mean either (a) a claim of an issued and unexpired patent included within the Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (b) a claim of a pending patent application included within the Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

ARTICLE 2.  GRANTS

2.1  License.  Subject to Article 5.1 ("patent costs reimbursement obligations") and to the limitations set forth in this Agreement, Cornell hereby grants to LICENSEE, and LICENSEE hereby accepts, a license under Patent Rights to make and have made, to use and have used, to sell and have sold, to offer for sale, and to import and have imported Licensed Products and to practice Licensed Methods and to use Technology, in the Field within the Territory and during the Term.

The license granted herein is exclusive for Patent Rights and is non-exclusive for Technology and non-cell-based products for the Research Market.

LICENSEE may extend the rights granted above to its Affiliates provided that LICENSEE shall first provide to Cornell a written assurance from each of its Affiliates to comply with all applicable terms, conditions and obligations to Cornell, including payment of royalties on Net Sales by the Affiliate.

2.2  Sublicense.

(a)  The license granted in Paragraph 2.1 includes the right of LICENSEE to grant Sublicense to third parties during the Term but only for as long as the license granted for Patent Rights in this Agreement is exclusive; provided, that the conversion of a license from an exclusive license into a non-exclusive license shall not invalidate any Sublicense in effect at the time the license becomes non-exclusive, but the rights of the Sublicensee shall become non-exclusive to the same extent as the rights of LICENSEE.

(b)  With respect to Sublicense granted pursuant to Paragraph 2.2(a), LICENSEE shall:

(i)  [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission];

(ii)  to the extent applicable, include all of the rights of and obligations due to Cornell and HHMI and contained in this Agreement; including, without limitation, a provision binding sublicensees to all terms hereof intended for the protection of Cornell and other indemnified parties, including HHMI, against liability or loss;

                                (iii)  promptly provide Cornell with a copy of each Sublicense issued and any amendment made to any Sublicense; and

(iv)  collect and guarantee payment of all payments due, directly or indirectly, to Cornell from Sublicensees and summarize and deliver all reports due, directly or indirectly, to Cornell from Sublicensees.

(c)  Unless a Sublicense receives written consent from Cornell prior to its issuance by LICENSEE to the Sublicensee, upon termination of this Agreement for any reason, Cornell, at its sole discretion, shall determine whether LICENSEE shall cancel or assign to Cornell said Sublicense; provided, that Cornell shall assume, perform, and absolve LICENSEE from any and all obligations of LICENSEE under any Sublicense assumed by Cornell.

2.3  Reservation of Rights.  Cornell and HHMI reserve the right to:

(a)  make and use the Invention, Technology and Patent Rights for educational and research purposes;

(b)  publish or otherwise disseminate any information about the Invention and Technology at any time; and

(c)  allow other nonprofit institutions to make and use Invention, Technology and Patent Rights for educational and research purposes.

LICENSEE acknowledges that it has been informed that the Patent Rights and Technology were developed, at least in part, by employees of HHMI and that HHMI has a paid-up, non-exclusive, irrevocable license to use the Patent Rights and Technology for HHMI’s research purposes, but with no right to assign or sublicense (the “HHMI License”).  The licenses granted herein are explicitly made subject to the HHMI License.

ARTICLE 3.  CONSIDERATION

3.1  Fees and Royalties.  The parties hereto understand that the fees and royalties payable by LICENSEE to Cornell under this Agreement are partial consideration for the license granted herein to LICENSEE under Technology, and Patent Rights. LICENSEE shall pay Cornell:

(a)  a license issue fee [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission], within thirty (30) days after the Effective Date;

(b)  [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission];

[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

                 (c)  milestone payments in the amounts payable according to the following schedule or events:

Amount	Date or Event

(i)
[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] 1st Year Research Products sales reach [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

(ii)	[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]
First Phase II Clinical Trial dosing of a human therapeutic Licensed Product

(iii)	[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]
First Phase III Clinical Trial dosing of a human therapeutic Licensed Product

(iv)	[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]
FDA Approval of first human therapeutic Licensed Product for age-related vascular disease

(v)	[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]
FDA Approval of first human therapeutic Licensed Product for cancer

(d)  an earned royalty

(i)           (a) of [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]on Net Sales of Licensed Products for human therapeutic uses by LICENSEE during the Pre-Issuance Royalty Term; and (b) of [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]on Net Sales of Licensed Products for human therapeutic uses by LICENSEE during the [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

(ii)             (a) of [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]on Net Sales of cell-based Licensed Products for the Research Market by LICENSEE during [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]; and (b) of [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]on Net Sales of cell-based Licensed Products for the Research Market by LICENSEE;

(iii)           of [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]on Net Sales of non-cell-based Licensed Products for the Research Market.

(iv)           If Licensed Products are sold by an Affiliate, the Affiliate shall sign a written assurance of its compliance with this Agreement with respect to such sales as required by Section 2.1 and shall pay the royalties provided in this Paragraph 3.1(d) on Net Sales by the Affiliate.

(v)           In the event LICENSEE or an Affiliate is required to pay royalties to one or more third parties for patent rights necessary to make, use or sell Licensed Products, and the total royalties payable by LICENSEE or the Affiliate exceed [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]of Net Sales, then LICENSEE and the Affiliate may deduct [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] from the earned royalties payable to Cornell for every $1.00 LICENSEE or the Affiliate actually pays to said third parties above the [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] of Net Sales; provided, however, in no event shall the amount payable to Cornell be less than [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] of the amount otherwise due.

(e)           a percentage of all Sublicense fees received by LICENSEE from its Sublicensees that are not earned royalties according to the following schedule:

Percentage of Sublicensee	Events achieved by
fee payable to Cornell	LICENSEE prior to issuance
of Sublicense by LICENSEE

[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

(f)            on each and every Sublicense royalty payment received by LICENSEE from its Sublicensees on sales of Licensed Product by Sublicensee, royalties based on the royalty rate in Paragraph  3.1(d) as applied to Net Sales of Sublicensee; provided that such royalty rates shall be subject to reduction under subparagraph (v) with respect to royalties paid to one or more third parties by the Sublicensee for patent rights necessary to make, use or sell Licensed Products if the total royalties payable by the Sublicensee exceed [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] of Net Sales.

(g)           beginning the calendar year of commercial sales of the first therapeutic License Product by LICENSEE, its Sublicensee, or an Affiliate and if the total earned royalties paid by LICENSEE and its Affiliates under Paragraphs 3.1(d) and (f) to Cornell in any such year cumulatively amounts to less than [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

All fees and royalty payments specified in Paragraphs 3.1(a) through 3.1(g) above shall be paid by LICENSEE and/or its applicable Affiliates pursuant to Paragraph 4.3 and shall be delivered by LICENSEE to Cornell as noted in Paragraph 10.1.

3.2  Patent Costs.  LICENSEE shall reimburse Cornell all past (prior to the Effective Date) and future (on or after the Effective Date) Patent Costs incurred in the Territory within thirty (30) days following the date an itemized invoice is sent from Cornell to LICENSEE.

[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

3.3  Due Diligence.

(a)           LICENSEE shall, either directly or through its Affiliate(s) and/or Sublicensee(s):

(i)  diligently proceed with the development, manufacture and sale of Licensed Products;

(ii)  [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

(iii)                      submit an IND covering at least one Licensed Product to the United States FDA within eight (8) years after the Effective Date of this Agreement;

(iv)                      have initiated preclinical toxicology studies for at least one Licensed Product within six (6) years after the Effective Date of this Agreement;

(v)                      market at least one therapeutic Licensed Product in the United States within twelve (12) months after receiving regulatory approval to market such Licensed Product, barring any unforeseen circumstances outside LICENSEE’s (or its Affiliate’s or Sublicensee’s) control that would inhibit such marketing;

(vi)                      market at least one cell-based Licensed Product for the Research Market in the United States within twelve (12) months after the Effective Date.

(vii)                     reasonably fill the market demand for Licensed Products following commencement of marketing at any time during the term of this Agreement; and

(viii)                    obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products that LICENSEE or its Affiliates or Sublicensees determine to market.

(b)  If LICENSEE fails to perform any of its obligations specified in Paragraphs 3.3(a)(i)-(vi), then Cornell shall have the right and option to either terminate this Agreement or change LICENSEE's exclusive license to a nonexclusive license. This right, if exercised by Cornell, supersedes the rights granted in Article 2.

(c)  If at any time during the Term, LICENSEE or an Affiliate or Sublicensee has not begun a genuine product or business development program for at least one therapeutic Licensed Product for any specific use within the licensed Field and Cornell receives one ore more earnest offers to license Patent Rights and Technology for said specific use, Cornell shall refer such offers to LICENSEE.  If LICENSEE declines to grant Sublicenses on terms consistent with the obligations of LICENSEE under this Agreement, and which provide a fair sublicense fee and royalty to LICENSEE, to satisfy the market demand for said specific use, Cornell may then exclude said specific use from the licensed Field and license such rights to one or more third parties.

3.4  Research Support.  LICENSEE agrees to provide research support to Drs. Daylon James and Sina Rabbany to further develop Invention at Cornell in the average amount of [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] total costs per year for three (3) years under a Sponsored Research Agreement to be negotiated by LICENSEE with the Office of Research and Sponsored Programs at Weill Cornell Medical College and be effective before the first anniversary of this Agreement.

ARTICLE 4.  REPORTS, RECORDS AND PAYMENTS

4.1  Reports.

(a)  Development Reports.  Beginning six months after Effective Date and ending on the date of first commercial sale of a Licensed Product in the United States, LICENSEE shall report to Cornell progress covering LICENSEE's (and Affiliate's and Sublicensee's) activities and efforts in the development of rights granted to LICENSEE under this Agreement for the preceding six months. The report shall include, but not be limited to, activities and efforts to develop and test all Licensed Products and obtain governmental approvals necessary for marketing the same.  Such semi-annual reports shall be due within sixty days of the reporting period and shall use the form as provided herein as Appendix A.  Such reports shall be deemed Confidential Information of LICENSEE and/or its Affiliate or Sublicensee and shall be handled with the same degree of confidentiality and secrecy as is required for Cornell’s Confidential Information under Section 10.2.

(b)  Commercialization Reports.  After the first commercial sale of a Licensed Product anywhere in the world, LICENSEE shall submit to Cornell quarterly reports on or before each February 28, May 31, August 31 and November 30 of each year.  Each report shall cover LICENSEE's most recently completed calendar quarter and shall show:

(i)  the gross sales and Net Sales (as defined in Paragraph 1.11) of LICENSEE and its Sublicensees and its Affiliates not reporting separately during the most recently completed calendar quarter and the royalties, in US dollars, payable with respect thereto;

                                (ii)  the number of each type of Licensed Product sold;

(iii)  sublicense fees and royalties received during the most recently completed calendar quarter in US dollars, payable with respect thereto;

(iv) the method used to calculate the royalties;

(v)  the exchange rates used;

(vi) relevant business and corporate development efforts relating to the rights granted in this Agreement.

LICENSEE shall provide the above information using the form as shown in Appendix B and include information on the date of the first commercial sale of each additional Licensed Product or in each additional country.

Any Affiliate that sells a Licensed Product may submit its own quarterly reports or its sales information may be included in LICENSEE’S quarterly reports.  If an Affiliate reports separately, the Affiliate’s report must include the contract number of this Agreement.

If no sales of Licensed Products have been made and no Sublicense revenue has been received by LICENSEE during any reporting period, LICENSEE shall so report.

4.2  Records & Audits.

(a)  LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep, accurate and correct records of all Licensed Products manufactured, used, and sold, and Sublicense fees received under this Agreement.  Such records shall be retained by LICENSEE or its Affiliates and Sublicensees for at least [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] years following a given reporting period.

(b)  LICENSEE’S and Affiliate’s records shall be available during normal business hours for inspection at the expense of Cornell by a Certified Public Accountant selected by Cornell and in compliance with the other terms of this Agreement for the sole purpose of verifying reports and payments or other compliance issues. Such inspector shall not disclose to Cornell any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues.  In the event that any such inspection shows an under reporting and underpayment in excess of [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] for any twelve-month (12-month) period, then LICENSEE shall pay the cost of the audit as well as any additional consideration that would have been payable to Cornell had the LICENSEE reported correctly, [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

4.3  Payments.

(a)  All fees, reimbursements and royalties due Cornell shall be paid in United States dollars and all checks shall be made payable to "Cornell University", referencing Cornell's taxpayer identification number, [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission], and sent to Cornell according to Paragraph 10.1 (Correspondence). When Licensed Products are sold in currencies other than United States dollars, LICENSEE shall first determine the earned royalty in the currency of the country in which Licensed Products were sold and then convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the applicable reporting period.

(b)           Royalty Payments.

(i)  Royalties shall accrue when Licensed Products are invoiced, or if not invoiced, when delivered to a third party purchaser; provided, however that Sublicense royalties shall accrue when LICENSEE receives from the Sublicensee the royalty payment on which such sublicense royalty to Cornell is owed.

(ii)  LICENSEE shall pay earned royalties quarterly on or before February 28, May 31, August 31 and November 30 of each calendar year.  Each such payment shall be for earned royalties accrued within LICENSEE's most recently completed calendar quarter.

(iii)
Royalties earned on sales occurring or under Sublicenses granted pursuant to this Agreement in any country outside the United States [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

(iv)  If at any time legal restrictions prevent the prompt remittance of part or all royalties by LICENSEE with respect to any country where a Licensed Product is sold or a Sublicense is granted pursuant to this Agreement, LICENSEE shall convert the amount owed to Cornell into US currency and shall pay Cornell directly from its US sources of fund for as long as the legal restrictions apply.

(v)  In the event that any patent or patent claim within Patent Rights is held invalid in a final decision by a patent office from which no appeal or additional patent prosecution has been or can be taken, or by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based solely on that patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision.  LICENSEE shall not, however, be relieved from paying any royalties that accrued before the date of such final decision, that are based on another patent or claim not involved in such final decision, or that are based on the use of Technology.

(c)  [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

ARTICLE 5.  PATENT MATTERS

5.1  Patent Prosecution and Maintenance.

(a)  [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

(b)  Cornell shall amend any patent application in Patent Rights to include claims reasonably requested by LICENSEE to protect the products contemplated to be sold as Licensed Products by LICENSEE under this Agreement.

(c)  [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

(d)  LICENSEE shall apply for an extension of the term of any patent in Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this law.  LICENSEE shall prepare all documents for such application, and Cornell shall execute such documents and to take any other additional action as LICENSEE reasonably requests in connection therewith.

5.2  Patent Infringement.

(a)  [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

(b)  [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

(c)  [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

(d)  [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

(e)  Any agreement made by LICENSEE for purposes of settling litigation or other dispute shall comply with the requirements of Section 2.2 (Sublicenses) of this Agreement.

(f)  Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the lawsuit (unless such lawsuit is being jointly prosecuted by the parties).  No settlement, consent judgment or other voluntary final disposition of a lawsuit for infringement may be entered into without the consent of both LICENSEE and Cornell, which consent shall not unreasonably be withheld or delayed.

(g)  Any litigation proceedings will be controlled by the party bringing the lawsuit, except that CRF and Cornell may be represented by counsel of its choice in any lawsuit brought by LICENSEE.

5.3  Patent Marking.  LICENSEE shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

ARTICLE 6.  GOVERNMENTAL MATTERS

6.1  Governmental Approval or Registration.  If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so.  LICENSEE shall notify Cornell if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement.  LICENSEE shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.  Cornell shall, , cooperate with LICENSEE in such notification, approval, or registration process.

6.2  Export Control Laws.  LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

ARTICLE 7.  TERMINATION OF THE AGREEMENT

7.1 Termination by Cornell.

(a) If LICENSEE fails to perform or violates any term of this Agreement, then Cornell may give written notice of default ("Notice of Default") to LICENSEE. If LICENSEE fails to cure the default within thirty (30) days of the Notice of Default, Cornell may terminate this Agreement and the license granted herein by a second written notice ("Notice of Termination") to LICENSEE. If a Notice of Termination is sent to LICENSEE, this Agreement shall automatically terminate on the effective date of that notice. Termination shall not relieve LICENSEE of its obligation to pay any fees owed at the time of termination and shall not impair any accrued right of Cornell.

7.2  Termination by LICENSEE.

(a)  LICENSEE shall have the right at any time and for any reason to terminate this Agreement upon a ninety (90)-day written notice to Cornell. Said notice shall state LICENSEE’s reason for terminating this Agreement.

(b)  Any termination under Paragraph 7.2(a) shall not relieve LICENSEE of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to Cornell or action by LICENSEE prior to the time termination becomes effective. Termination shall not affect in any manner any rights of Cornell or CRF arising under this Agreement prior to termination.

7.3  Survival on Termination.  The following Paragraphs and Articles shall survive the termination of this Agreement:

(a)          Article 4 (REPORTS, RECORDS AND PAYMENTS); provided, that Section 4.1(b) shall survive only as to the periods prior to the date of termination, plus the period during which any post-termination sales under Section 7.4 occur;

(b)          Paragraph 7.4 (Disposition of Licensed Products on Hand);

(c)          Paragraph 8.2 (Indemnification);

(d)          Article 9 (USE OF NAMES AND TRADEMARKS);

(e)          Paragraph 10.2 hereof (Secrecy);

(f)           Paragraph 10.5 (Failure to Perform); and

(g)          Paragraph 10.12 (Third Party Beneficiary).

7.4  Disposition of Licensed Products on Hand.  Upon termination of this Agreement, LICENSEE may dispose of all previously made or partially made Licensed Product within a period of one hundred and twenty (120) days of the effective date of such termination provided that the sale of such Licensed Product by LICENSEE, its Sublicensees, or Affiliates shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

7.5  Grant Back to Cornell. If LICENSEE files any patent applications or has patents issued based on work made possible by the use of Patent Rights prior to termination ("Enabled Patent Rights"), and the Enabled Patent Rights cannot be practiced without the use of Patent Rights licensed to LICENSEE under this Agreement, upon termination of this Agreement for any reason and by either party prior to the natural expiration of the Term LICENSEE shall notify Cornell of the Enabled Patent Rights and shall further grant to Cornell a fully paid-up, irrevocable, non-exclusive license to the Enabled Patent Rights with the right to grant sublicenses to third parties.

ARTICLE 8.  LIMITED WARRANTY AND INDEMNIFICATION

8.1  Limited Warranty.

(a)           Cornell warrants that it has the lawful right to grant this license.

(b)           The license granted herein is provided “AS IS” and without WARRANTY OF MERCHANTABILITY or WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE or any other warranty, express or implied. Cornell makes no representation or warranty that the Licensed Product, Licensed Method or the use of Patent Rights or Technology will not infringe any other patent or other proprietary rights.  To the best of its knowledge, Cornell represents that (a) it has not received any notice or claim alleging, and it has no actual knowledge that, any of the Patent Rights or Technology infringes any patent or trade secret of any third party, and (b) it has no actual knowledge that any of the Patent Rights or Technology is being used or infringed by any third party within the Field.

(c)           In no event shall Cornell or CRF be liable for any incidental, special or consequential damages resulting from exercise of the license granted herein or the use of the Invention, Licensed Product, Licensed Method or Technology.

(d)           Nothing in this Agreement shall be construed as:

(i)             a warranty or representation by Cornell or CRF as to the validity or scope of any Patent Rights;

(ii)            a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties;

(iii)           an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Paragraph 5.2 hereof;

(iv)           conferring by implication, estoppel or otherwise any license or rights under any patents of CRF or Cornell other than Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Patent Rights;

(v)            an obligation to furnish any know-how not provided in Patent Rights and Technology; or

(vi)           an obligation to update Technology.

8.2  Indemnification.

(a)           LICENSEE shall indemnify, hold harmless and defend CRF, Cornell, its officers, employees, and agents; the sponsors of the research that led to the Invention; and the Inventors of the patents and patent applications in Patent Rights and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any Sublicense.  This indemnification shall include, but not be limited to, any product liability.

(b)           LICENSEE, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance or an equivalent program of self insurance as follows:

(i)            comprehensive or commercial general liability insurance (contractual liability included) with limits of at least: [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

(ii)           the coverage and limits referred to above shall not in any way limit the liability of LICENSEE.

(c)           LICENSEE shall, within ninety (90) days of Effective Date, furnish Cornell with certificates of insurance showing compliance with all requirements. Such certificates shall: (i) provide for thirty (30) day advance written notice to Cornell of any modification; (ii) indicate that Cornell and HHMI have been endorsed as an additionally insured party under the coverage referred to above; and (iii) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over any valid and collectable insurance or program of self-insurance carried or maintained by Cornell.

(d)           Cornell shall notify LICENSEE in writing of any claim or suit brought against CRF or Cornell in respect of which Cornell intends to invoke the provisions of this Article. LICENSEE shall keep Cornell informed on a current basis of its defense of any claims under this Article.

HHMI, and its trustees, officers, employees, and agents (collectively, “HHMI Indemnitees”), will be indemnified, defended by counsel acceptable to HHMI, and held harmless by LICENSEE from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “Claims”), based upon, arising out of, or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability. The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee.

ARTICLE 9.  USE OF NAMES AND TRADEMARKS

9.1  Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, or reasonably required under rules of disclosure issued by the U.S. Securities and Exchange Commission or in the normal course of conducting its business including sublicensing the Patent Rights, the use by LICENSEE of the name, "Cornell University" or "Cornell Research Foundation" is prohibited, without the express written consent of Cornell.

9.2  Cornell may disclose to the Inventors the terms and conditions of this Agreement upon their request. If such disclosure is made, Cornell shall request the Inventors not disclose such terms and conditions to others.

9.3  Cornell may acknowledge the existence of this Agreement and the extent of the grant in Article 2 to third parties, but Cornell shall not disclose the financial terms of this Agreement to third parties, except where CRF or Cornell is required by law or the order of a court of competent jurisdiction to do so.

9.4  LICENSEE may acknowledge or make press releases regarding the existence of this Agreement and the extent of the grant in Article 2 but LICENSEE shall not disclose the financial terms of this Agreement except (a) in reports filed with the Securities and Exchange Commission, which have been financially redacted to the extent permitted by the Securities and Exchange Commission pursuant to an application for confidential treatment, (b) where LICENSEE is otherwise required by law or the order of a court of competent jurisdiction to do so, or (c) in connection with any lawsuit to enforce any right or obligation under this Agreement.

9.5  LICENSEE acknowledges that under HHMI policy, LICENSEE may not use the name of HHMI or of any HHMI employee (including Dr. Shahin Rafii) in a manner that reasonably could constitute an endorsement of a commercial product or service; but that use for other purposes, even if commercially motivated, is permitted provided that (1) the use is limited to accurately reporting factual events or occurrences, and (2) any reference to the name of HHMI or any HHMI employees in press releases or similar materials intended for public release is approved by HHMI in advance.

ARTICLE 10.  MISCELLANEOUS PROVISIONS

10.1  Correspondence.  Any notice, invoice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective:

(a)  on the date of delivery if delivered in person;

(b)  on the date of successful transmission if sent by facsimile,

(c) one (1) day after the successful transmission in pdf file format if sent by electronic mail using the Internet; or

(d)  five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party.

If sent to LICENSEE:

BioTime, Inc.
1301 Harbor Bay Parkway
Alameda CA 94502

Attention: Michael West
TEL: 510-350-2940
FAX: 510-521-3389
EMAIL: mwest@biotimemail.com

If sent to Cornell:

For all correspondence except payments -
Cornell Center for Technology Enterprise and Commercialization
Attention: Executive Director
395 Pine Tree Road, Suite 310
Ithaca, NY 14850
FAX:           607-254-5454
TEL:           607-254-5236
EMAIL: cctec-contracts@cornell.edu

For all payments -

If sent by mail:

Cornell Center for Technology Enterprise and Commercialization
PO Box 6899
Ithaca, NY 14850-6899

If remitted by electronic payments via ACH or Fed Wire:

[*Certain information has
been omitted under a
request for confidential
treatment, and the
omitted information has
been filed with the
Commission]

A FAX copy of the transaction receipt shall be sent to Associate Director for Finance and Operations at: [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]. LICENSEE is responsible for all bank charges of wire transfer of funds for payments. The bank charges shall not be deducted from total amount due to Cornell.

10.2  Secrecy.

(a) "Confidential Information" shall mean information, including Technology, relating to the Invention and disclosed by Cornell to LICENSEE during the term of this Agreement, which if disclosed in writing shall be marked "Confidential", or if first disclosed otherwise, shall within thirty (30) days of such disclosure be reduced to writing by Cornell and sent to LICENSEE:

(b)  LICENSEE shall:

(i)  use the Confidential Information for the sole purpose of performing under the terms of this Agreement;

                            (ii)  safeguard Confidential Information against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

                            (iii)  not disclose Confidential Information to others (except to employees, agents or consultants of LICENSEE or its Affiliates or Sublicensees who are bound to LICENSEE by a like obligation of confidentiality) without the express written permission of Cornell, except that LICENSEE shall not be prevented from using or disclosing any of the Confidential Information that:

(A)	LICENSEE can demonstrate by written records was previously known to it;

(B)	is now, or becomes in the future, public knowledge other than through acts or omissions of LICENSEE;

(C)	is lawfully obtained by LICENSEE from sources independent of Cornell;

(D)	is required to be disclosed by law or a court of competent jurisdiction; or

(E)
is disclosed to a third party who has entered into a written agreement to use and maintain the confidentiality of Confidential Information in connection with a (i) prospective Sublicense, (ii) a prospective merger or consolidation with or investment in or joint venture with LICENSEE or any Affiliate or Sublicensee,  (iii) a prospective agreement for the research and development of a Licensed Product, or (iv) a prospective agreement to manufacture, sell, market, or distribute any Licensed Product.

(c)  The secrecy obligations of LICENSEE with respect to Confidential Information shall continue for a period ending five (5) years from the termination date of this Agreement.

10.3  Assignability.  This Agreement may be assigned by Cornell, but is personal to LICENSEE and subject to LICENSEE’S rights to assign rights and obligations to Affiliates and to sublicense rights to Sublicensees, is assignable by LICENSEE only with the written consent of Cornell, which consent shall not be unreasonably withheld or delayed.

10.4  No Waiver.  No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.5  Failure to Perform.  In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

10.6  Governing Laws.  THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application.

10.7  Force Majeure.  A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters.  When such events have abated, the non-performing party's obligations herein shall resume.

10.8  Headings.  The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.9  Entire Agreement.  This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

10.10  Amendments.  No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

10.11  Severability.  In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

10.12  Third Party Beneficiary. HHMI is not a party to this Agreement and has no liability to any licensee, sublicensee, or user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name.

IN WITNESS WHEREOF, both Cornell and LICENSEE have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

BIOTIME, INC.:		CORNELL UNIVERSITY:

By:	/s/ Michael D. West	By:	/s/ Alan S. Paau
	(Signature of an authorized officer)		(Signature of an authorized officer)

Name:	Michael D. West	Alan S. Paau, M.B.A, Ph.D.

Title:	CEO	Vice Provost for Technology Transfer and Economic Development

Date:	8/30/2011	Date:	8/23/2011

ATTEST:		ATTEST:

By:	/s/ Andrea Park	By:	/s/ Annie Cheng
	(Signature of a witness)		(Signature of a witness)

Name:	Andrea Park	Name:	Annie Cheng

Date:	8/30/2011	Date:	8/23/2011

Appendix A - DEVELOPMENT REPORT

Company Name	CCTEC Agreement No	Your Reference No
Reporting Period ( mm / dd / yyyy ) From ______ / ______ / ______ Through _____ / ______ / _____	EXPECTED or ACTUAL ( mm / dd / yyyy ) Date of first sale of Licensed Product(s) ______ / ______ / ______
Please Check One Your Company Has: ☐ less than 500 employees worldwide ☐ 500 or more employees worldwide

For the reporting period prescribed in the agreement, please provide detailed answers to the questions listed below. Please attach a separate report to this sheet if necessary.

1. Summary of work completed during the reporting period

2. Summary of work in progress

3. Current schedule of anticipated events or milestones, e.g. First round of financing, Phase 1 Clinical trials, etc.

4. Market plans for Introduction of Licensed Product(s)

5. Summary of resources (dollar value) spent in the reporting period.

6. Pipeline for Licensed Products
Product Name	Developmental Stage
Product Name	Developmental Stage
Product Name	Developmental Stage
Product Name	Developmental Stage

Report Prepared & Approved By
Name ( Please Print )	Title	Email
Signature		Date ( mm / dd / yyyy ) _______ / _______ / ___________

Appendix B - Commercialization Report

Company Name	CCTEC Agreement No	Your Reference No
Reporting Period ( mm / dd / yyyy ) From _______ / _______ / _____________ Through _______ / _______ / ____________	EXPECTED or ACTUAL ( mm / dd / yyyy ) Date of first sale of Licensed Product(s) ________ / ________ / ____________
Please list all trade names for product(s) incorporating licensed rights whether or not you had sales during this reporting period.

CCTEC Docket #	Country	Number of Units Sold	Gross Sales by Country	Net Sales by Country* ( A )	Royalty Rate* ( B )	Total Royalties by Country ( A * B )

Royalty Subtotal
Minimum Royalty Payment*
Total Royalty Owed
Total Sublicense Fees* (if applicable)
Total Payment

* Please refer to the license agreement for:
•   applicable royalty rate, please provide as decimal;
•   how Net Sales should be calculated;
•   applicable share of sublicense fees;
•   application of minimum royalty rate
•    If sales were in a currency other than United States Dollars, please specify exchange rate used

Sublicense Activity (if applicable)
Number of sublicenses granted during the reporting period	Number of sublicenses terminated or expired during the reporting period
Granted Sub-Licensee Company Name(s) (please list below)	Terminated Sub-Licensee Company Name(s) (please list below)

Total Number of active sublicenses during reporting period

Other Licensed Products in the pipeline
Product Name	Developmental Stage
Product Name	Developmental Stage
Product Name	Developmental Stage
Product Name	Developmental Stage

Are Licensed Product(s) Manufactured in the US?	☐ Yes ☐ No
If No, please list countries where Licensed Product(s) is manufactured
Product Name	Countries
Product Name	Countries
Product Name	Countries
Product Name	Countries

Report Prepared & Approved By
Name ( Please Print )	Title	Email
Signature		Date ( mm / dd / yyyy ) _________ / _________ / ______________